Exhibit 99.6

--------Original Message-------

From: David Gompert [mailto:davidgompert@yahoo.com]

Sent: Wednesday, November 22, 2017 4:32 PM

To: Lee, Simon <SLee@stg.com>; perl damian <damian.perl@globalgroup.com>

Cc: Jalinous, Farhad <farhad.jalinous@whitecase.com>; frederic.cassis@globalgroup.com; martin david

<dmartin@cov.com>

Subject: Resignation

Dear Simon and Damian

This note is to the two of you as the principal owners of STG, as well as Simon as chairman of the STGG board.

I have been working strenuously to find a way to avoid jeopardizing STG’s work by remaining in some capacity that allows me to be accountable to DSS for industrial security. As you can understand, I have been hesitant to do so if it meant also bearing fiduciary responsibility and liability on the STGG board. Accordingly, and on the advice of counsel, I have agreed to a sensible and forthcoming proposal from Phil Lacombe on behalf of his board. I will be made a special director with responsibility limited to ensuring operating company industrial- security compliance (ie, in GSC capacity). The SCA itself will have to be transferred from STGG responsibility to the operating company. I will personally see to that this is done smoothly and expeditiously.

I will have no role in efforts to find a satisfactory outcome concerning STG’s owners and its creditors. My sole purpose, like my sole motivation, is the integrity of security and uninterrupted sensitive work of STG.

Accordingly, and with mixed feelings, I resign from the STGG board. (A signed letter will follow.)

David

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